Exhibit 99(a)(1)(L)

FORM OF E-MAIL TRANSMITTING NOTICE OF ACCEPTANCE OF TENDER

To:	[E-MAIL ADDRESS]

From:	[ ]@ScanSource.com

Date:	[DATE]

Subject:	The Tender Offer

Regarding the Company’s Offer to Amend Eligible Options (Stock Option Tender Offer), please see the attached document.

Thank You.

[FIRST NAME LAST NAME]

[ADDRESS 1]

[ADDRESS 2]

[CITY, STATE ZIP]

SCANSOURCE, INC.

OFFER TO AMEND ELIGIBLE OPTIONS

FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS AND

PROMISE TO MAKE CASH PAYMENT

[DATE]

Dear [FIRST NAME],

You have elected to participate in the offer made by ScanSource, Inc. (“ScanSource”) to amend the exercise price of your Eligible Options (as identified on the table on the last page of your Election Form) pursuant to the terms of the ScanSource, Inc. Offer to Amend Eligible Options, dated November 7, 2007 (the “Offering Memorandum”) and your signed Election Form. We have accepted your election with respect to the Eligible Options listed on the table attached to your Election Form and such options have been amended as of the date hereof (the “Options”). These Options, if already vested or once vested in accordance with the terms of grant, are exercisable at the amended exercise price as listed on the table on the last page of your Election Form.

In exchange for your agreement to amend your outstanding Eligible Options to raise the exercise price as indicated by your Election Form, ScanSource hereby promises to pay you a special cash payment in the amount described on the table on the last page of your Election Form, plus an additional “gross-up” amount to reimburse you for the Medicare tax obligations arising from such cash payment. Any such payment will be paid, less applicable tax withholding, promptly on or before your first regular payroll date in January 2008. This payment is not subject to vesting or forfeiture.

This memorandum, together with your Election Form, acts as an amendment to each of your Options. To the extent not amended by this memorandum, your Options will continue to be subject to the terms and conditions of the 1997 Stock Incentive Plan, as amended, or the Amended and Restated 2002 Long-Term Incentive Plan, as amended, as applicable under which the original options were granted.

This memorandum is subject to the terms and conditions of the offer as set forth in: (1) the Offering Memorandum; (2) the Election Form; and (3) the Withdrawal Form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This memorandum and the Offer Documents reflect the entire agreement between you and ScanSource with respect to this transaction. This memorandum may be amended only by means of a writing signed by you and an authorized officer of ScanSource.

SCANSOURCE, INC.

By:

Name:

Title: